Exhibit 4.1

ASSET-BACKED SECURED PROMISSORY NOTE

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE TO THE INDEBTEDNESS OF SANUWAVE HEALTH, INC. (OR ANY SUCCESSOR THERETO) TO NH EXPANSION CREDIT FUND HOLDINGS LP, TO THE EXTENT AND PURSUANT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JULY 21, 2023, BY AND AMONG NH EXPANSION CREDIT FUND HOLDINGS LP AND THE PARTIES IDENTIFIED ON THE SIGNATURE PAGES THERETO, AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (OR ANY SUCCESSOR AGREEMENT WHICH REPLACES AND REFERENCES SUCH AGREEMENT).

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. THE NOTEHOLDER MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE MAKER AT 11495 VALLEY VIEW ROAD, EDEN PRAIRIE, MINNESOTA 55344.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE ACT OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS SECURITY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, SANUWAVE Health, Inc., a Nevada corporation (the “Maker”), hereby unconditionally promises to pay to the order of [●] or its assigns (the “Noteholder,”  and  together  with  the  Maker,  the  “Parties”),  the  principal  amount of [●] U.S. dollars ($[●]) (the “ABL”), together with all accrued and unpaid interest thereon, as provided in this Asset-Backed Secured Promissory Note (the “Note,” as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms).

WHEREAS, the Note evidences the ABL being made by the Noteholder to the Maker in the amount of [●] U.S. dollars ($[●]) (the “Loan Amount”), which represents an original issue discount of 33.33% to the principal amount of the Note; and

WHEREAS, the Maker desires to secure its obligations under the Note by granting the Noteholder a security interest pursuant to the Security Agreement.

1.          Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“ABL” has the meaning set forth in the introductory paragraph.

“Act” means the Securities Act of 1933, as amended.

“Applicable Rate” means the rate equal to zero per cent (0.0%) per annum.

“Board” has the meaning set forth in Section 8.1(b).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Common Stock” means the common stock, par value $0.001 per share, of the Maker.

“Company Covered Person” has the meaning set forth in Section 8.1(g).

“Default” means any of the events specified in Section 6 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 6 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus one percent (1.0%).

“Disqualification Events” has the meaning set forth in Section 8.1(g).

“Effective Date” means July 21, 2023.

“Event of Default” has the meaning set forth in Section 6.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Interest Payment Date” means the 15th day of every month commencing on the first such date to occur after the date this Note is executed by the Maker.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan Amount” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” has the meaning set forth in Section 8.1(a).

“Maturity Date” means January 21, 2024.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Security Agreement” means the security agreement to be entered into between the parties on or about the date hereof securing the ABL evidenced under this Note.

2.        Final Payment Date; Optional Prepayments; Receipt of Proceeds.

2.1          Final Payment Date. The aggregate unpaid principal amount of the ABL, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in this Section 2.

2.2          Receipt of Proceeds. Maker hereby acknowledges receipt of the full Loan Amount of the ABL.

3.          Security Agreement. The Maker’s performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement and Maker confirms and agrees that this Note in no way acts as a release or relinquishment of the Liens created by the Security Agreement. All of the provisions of the Security Agreement now or heretofore executed by Maker as heretofore or contemporaneously herewith modified are hereby ratified and affirmed in all respects. The Lien securing payment of this Note is hereby confirmed by Maker in all respects and shall remain in full force and effect until the indebtedness evidenced by this Note shall be fully and finally paid under the terms of this Note.

4.          Interest.

4.1          Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the ABL made hereunder shall bear interest at the Applicable Rate from the Effective Date until the ABL is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

4.2          Interest Payment Dates. Interest shall be payable monthly in arrears to the Noteholder on each Interest Payment Date.

4.3          Default Interest. If any amount payable hereunder is not paid when due after the date hereof (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount of principal and accrued but unpaid interest shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.4          Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the ABL on the day on which such ABL is made and shall not accrue on the ABL on the day on which it is paid.

4.5          Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the ABL shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5.        Payment Mechanics.

5.1          Manner of Payment. Unless alternative arrangements are agreed to by the Parties in writing, all payments of interest and principal shall be made in lawful money of the United States of America no later than 11:59 PM (central) on the date on which such payment is due by electronic transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker from time to time.

5.2          Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

5.3          Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.          Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

6.1          Failure to Pay. The Maker fails to pay (a) any principal amount of the ABL when due or (b) interest or any other amount when due and such failure in the case of clause (a) or clause (b) of this paragraph continues for five (5) Business Days.

6.2          Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Maker to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

6.3          Breach of Covenants. The Maker fails to observe or perform any covenant, obligation, condition, or agreement contained in this Note or the Security Agreement, other than that specified in Section 6.1 and such failure continues for ten (10) calendar days.

6.4           Bankruptcy.

(a)          the Maker commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b)          there is commenced against the Maker any case, proceeding, or other action of a nature referred to in Section 6.4(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of thirty (30) calendar days;

(c)          there is commenced against the Maker any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof;

(d)          the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 6.4(a), Section 6.4(b), or Section 6.4(c) above; or

(e)          the Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

6.5          Judgments. A judgment or decree is entered against the Maker and such judgment or decree has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof.

7.          Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Maker (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers, or remedies under the Security Agreement or applicable Law; provided, however that, if an Event of Default described in Section 6.4 shall occur, the principal of and accrued interest on the ABL shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

8.          Representations and Warranties.

8.1          Representations and Warranties of the Maker.  The Maker hereby represents and warrants to the Noteholder as of the date the Note was executed by Maker as follows:

(a)
Organization, Good Standing and Qualification.  The Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Maker has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  The Maker is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Maker or its business (a “Material Adverse Effect”).

(b)
Corporate Power.  The Maker has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note.  The Maker’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Maker after reasonable inquiry concerning the Maker’s financing objectives and financial situation.

(c)
Authorization.  All corporate action on the part of the Maker, the Board and the Maker’s stockholders necessary for the issuance and delivery of this Note has been taken.  This Note constitutes a valid and binding obligation of the Maker enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

(d)
Governmental Consents.  All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Maker in connection with issuance of this Note has been obtained.

(e)
Compliance with Laws.  To its knowledge, the Maker is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(f)
Compliance with Other Instruments.  The execution, delivery and performance of this Note will not result in any violation of the Maker’s certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any Lien, charge or encumbrance upon any assets of the Maker (except for the Security Agreement) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Maker, its business or operations or any of its assets or properties.  Without limiting the foregoing, the Maker has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Maker to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Maker to offer or issue any securities of the Maker as a result of the consummation of the transactions contemplated hereunder.

(g)
No “Bad Actor” Disqualification.  The Maker has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”).  To the Maker’s knowledge, no Company Covered Person is subject to a Disqualification Event.  The Maker has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act.  For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) any Noteholder, or (b) any person or entity that is deemed to be an affiliated issuer of the Maker solely as a result of the relationship between the Maker and any Noteholder.

(h)
Offering.  Assuming the accuracy of the representations and warranties of the Noteholder contained in Section 8.2(b) below, the offer, issue, and sale of this Note is and will be exempt from the registration and prospectus delivery requirements of the Act, and has been registered or qualified (or is exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(i)	Use of Proceeds. The Maker shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

8.2          Representations and Warranties of the Noteholder.  The Noteholder hereby represents and warrants to the Maker as of the date the Note was executed by Maker as follows:

(a)
Purchase for Own Account.  The Noteholder is acquiring the Note solely for the Noteholder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Note or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b)
Information and Sophistication.  Without lessening or obviating the representations and warranties of the Maker set forth in subsection (a) above, the Noteholder hereby: (A) acknowledges that the Noteholder has received all the information the Noteholder has requested from the Maker and the Noteholder considers necessary or appropriate for deciding whether to acquire the Note, (B) represents that the Noteholder has had an opportunity to ask questions and receive answers from the Maker regarding the terms and conditions of the offering of the Note and to obtain any additional information necessary to verify the accuracy of the information given the Noteholder and (C) further represents that the Noteholder has such knowledge and experience in financial and business matters that the Noteholder is capable of evaluating the merits and risk of this investment.

(c)
Ability to Bear Economic Risk.  The Noteholder acknowledges that investment in the Note involves a high degree of risk, and represents that the Noteholder is able, without materially impairing the Noteholder’s financial condition, to hold the Note for an indefinite period of time and to suffer a complete loss of the Noteholder’s investment.

(d)
Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Noteholder further agrees not to make any disposition of all or any portion of the Note unless and until:

i.	There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

ii.
The Noteholder shall have notified the Maker of the proposed disposition and furnished the Maker with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Maker, the Noteholder shall have furnished the Maker with an opinion of counsel, reasonably satisfactory to the Maker, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

iii.
Notwithstanding the provisions of paragraphs i. and ii. above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Noteholder to a partner (or retired partner) or member (or retired member) of the Noteholder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Noteholders hereunder.

(e)	Accredited Investor Status. The Noteholder is an “accredited investor” as such term is defined in Rule 501 under the Act.

(f)
No “Bad Actor” Disqualification.  The Noteholder represents and warrants that neither (A) the Noteholder nor (B) any entity that controls the Noteholder or is under the control of, or under common control with, the Noteholder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Maker.  The Noteholder represents that the Noteholder has exercised reasonable care to determine the accuracy of the representation made by the Noteholder in this paragraph, and agrees to notify the Maker if the Noteholder becomes aware of any fact that makes the representation given by the Noteholder hereunder inaccurate.

(g)
Foreign Investors.  If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Noteholder hereby represents that the Noteholder has satisfied the Noteholder as to the full observance of the laws of the Noteholder’s jurisdiction in connection with any invitation to subscribe for this Note or any use of this Note, including (A) the legal requirements within the Noteholder’s jurisdiction for the purchase of the Note, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Note.  The Noteholder’s subscription, payment for and continued beneficial ownership of the Note will not violate any applicable Law.

(h)
Forward-Looking Statements.  With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Noteholder, the Noteholder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Maker at the time of preparation.  There is no assurance that such statements will prove to be accurate, and the Maker has no obligation to update such statements.

9.          Miscellaneous.

9.1          Notices.

(a)          All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as provided in the Security Agreement, or as a Party may from time to time specify in writing.

(b)          Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

9.2          Expenses. The Maker and the Holder shall each be responsible for their own respective costs, expenses and fees incurred in connection with the transactions contemplated hereby.

9.3          Governing Law. This Note, the Security Agreement, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Security Agreement, and the transactions contemplated hereby and thereby, shall be governed by the laws of the State of New York, without regard to any conflict of laws provisions thereof.

9.4           Submission to Jurisdiction.

(a)          The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Maker in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)          Nothing in this Section 9.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

9.5          Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 9.4(b) and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.6          Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

9.7          Counterparts; Integration; Effectiveness. This Note, the Security Agreement, and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

9.8          Successors and Assigns. This Note may be assigned, transferred, or negotiated by the Noteholder to any Person, at any time, without notice to or the consent of the Maker. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

9.9          Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

9.10         Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.11         Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

9.12         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

9.13          Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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IN WITNESS WHEREOF, the Maker has executed this Note as of July 21, 2023.

MAKER:

SANUWAVE HEALTH, INC.

By:	/s/ Morgan C. Frank
Name: Morgan C. Frank
Title: Chief Executive Officer